Exhibit 99.1

Armada Acquisition Corp. II

Announces Closing of Sponsor Securities Purchase Agreement

Philadelphia, PA — Aug . 28, 2025 — Armada Acquisition Corp. II (Nasdaq: AACI), (“Armada” or the “Company”) today announced that it has completed a Sponsor Securities Purchase transaction under which Arrington XRP Capital Fund, LP (“Arrington”) has acquired the securities of Armada Acquisition Corp. II owned by Armada Sponsor II LLC, the (now former) sponsor of Armada.

Under the terms of the Sponsor Securities Purchase Agreement, Arrington purchased 7,880,000 Class B ordinary shares, 400,000 Class A ordinary shares, and 200,000 private placement warrants of Armada from Armada Sponsor II LLC for an aggregate purchase price of $6.6 million, and received a limited, revocable license to the Armada Acquisition Corp. II branding for a period of time that expires not later than November 22, 2026. Upon the closing of the transaction, Arrington became the new sponsor of Armada Acquisition Corp II. As part of the new sponsor transition, Stephen P. Herbert and Douglas M. Lurio are serving as strategic advisors to Taryn Naidu, the incoming Chief Executive Officer of Armada Acquisition Corp II.

“This transaction positions the Armada franchise for its next phase and provides a strong sponsor partner in Arrington XRP Capital,” said Stephen P. Herbert, a managing member of the former sponsor of Armada. “We look forward to working with them through the transition as they explore business combination opportunities.”

Taryn Naidu, the incoming Chief Executive Officer of Armada Acquisition Corp. II, commented, “Both Stephen and Doug are steeped in public company and SPAC operations and it has been great to get to work with them through this process. I look forward to continuing the relationship in their capacity as strategic advisors.”

Jerry Serowik, Senior Managing Director and Head of Cohen & Company Capital Markets, advisor to the transaction, commented, “Armada’s established track record of creating shareholder value and company building is impressive. We stand ready to assist the team with its next venture.”

The closing of the transaction was subject to customary conditions as set forth in the Sponsor Securities Purchase Agreement, a copy of which has been filed with the Securities and Exchange Commission as an exhibit to Armada Acquisition Corp. II’s Current Report on Form 8-K dated August 12, 2025.

About Armada Acquisition Corp. II

The Company is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company was founded on October 3, 2024.

About Cohen & Company Capital Markets

Cohen & Company is a financial services company specializing in an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, gestation repo financing, new issue placements in corporate and securitized products, underwriting, and advisory services, operating primarily through Cohen & Company’s subsidiaries, Cohen & Company Securities, LLC in the United States and Cohen & Company Financial (Europe) S.A. in Europe. The Capital Markets business segment also includes investment returns on financial instruments that Cohen & Company has received as consideration for advisory, underwriting, and new issue placement services provided by CCM. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, joint ventures, and investment funds. As of March 31, 2025, Cohen & Company had approximately $2.3 billion of assets under management in primarily fixed income assets in a variety of asset classes including U.S. and European bank and insurance trust preferred securities, debt issued by small and medium sized European, U.S., and Bermudian insurance and reinsurance companies, equity interests of SPACs and their sponsor entities, and commercial real estate loans. The Principal Investing segment is comprised primarily of investments Cohen & Company holds related to its SPAC franchise and other investments Cohen & Company has made for the purpose of earning an investment return rather than investments made to support its trading or other capital markets business activity.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “would,” “will be” “seeks,” or other similar expressions. These forward-looking statements include, but are not limited to, the timing of, and expectations in relation to identifying a suitable company for a potential business combination with Armada and completing such transaction. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of Armada and Arrington. Readers are cautioned not to put undue reliance on forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of Armada’s registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) for its initial public offering. Armada’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, Armada and Arrington undertake no obligation to update these forward-looking statements.

Contacts

Investor Contact:

Mike Bishop

Bishop IR, LLC

mike@bishopir.com